Exhibit 10.8

Carl Hansen

Swansea Holding Inc.

2357 Hargood Place

Mississauga, Ontario L5M3G2

January 23, 2025

Quinton Hennigh, Chairman

Blackjack Silver Corp.

401 Bay Street, Suite 2702

Toronto, Ontario M5H2Y4

Dear Mr. Hennigh,

Re: Termination Settlement Letter Agreement

The following letter sets out the agreed terms of a termination settlement letter agreement (“Letter Agreement”) between Carl Hansen and Blackjack Silver Corp. (“Blackjack”), jointly the “Parties”. Any reference to Blackjack Silver Corp. includes its successor Silver Bow Mining Corp. (“Silver Bow”). Any reference to Carl Hansen includes Swansea Holding Inc. (“Swansea”) and vice versa.

Background

Carl Hansen, through Swansea, was contracted by Blackjack to provide the services of President and Chief Executive Officer from January 1, 2023 through May 2024 and the services of President from May 2024 through January 27, 2025. Swansea and Blackjack agree that Mr. Hansen’s contract with Blackjack will end on January 27, 2025.

Settlement Terms and Conditions

In lieu of the terms of Carl Hansen’s termination provisions approved by Blackjack’s Board of Directors in 2024, both Parties agree to the following termination settlement terms and conditions (“Terms”):

●	Cash payment of C$150,000 + 13% GST, for all outstanding 2024 monthly payments, to be paid on or before February 21, 2025;

●	Cash payment of C$150,000 + 13% GST, as a one-time termination payment, to be paid on or before May 1, 2025; and

●	The Parties will enter into an Advisory Agreement (“Advisory Agreement”), to expire on December 31, 2027, at an hourly rate of C$250. Carl Hansen will provide advisory consulting services to Silver Bow’s CEO and/or Board of Directors as requested. During the period of the Advisory Agreement, Carl Hansen may be issued options or other compensation units as decided by Silver Bow and any Silver Bow options or other compensation units currently issued to Carl Hansen and Swansea will remain in good standing until January 27, 2028.

The Terms, noted above, are in lieu of and replace any termination provisions and obligations owed to Carl Hansen as previously approved by Silver Bow. If the Terms are not fulfilled, Silver Bow will have the obligation to reinstate Carl Hansen’s previously approved termination provisions, as noted below, minus any cash payments made under this Letter Agreement.

Previous Termination Provisions

●	Immediate payment $174,000 + GST for unpaid salary

●	Immediate payment of $261,000 as a termination payment

●	Listing Bonus of $250,000 upon Silver Bow or successor or related company obtaining a public listing by any means whereby the securities of Silver Bow are available for trading on a recognized securities exchange.

●	All options will remain in good standing through January 27, 2028 by way of an advisory consulting agreement.

During the term of this Letter Agreement and any time during the term of the Advisory Agreement, Carl Hansen will not, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any entity, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in Montana which is competitive, in any way, with Silver Bow, without Silver Bow’s expressed written permission.

Release of Claims

Settlement of the Terms by Silver Bow, above, shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Carl Hansen has or may have against Silver Bow, its affiliates and any of their respective directors, officers, employees, representatives, successors and assigns arising out of the termination of this Letter Agreement.

The fulfillment of the Terms, set out above, shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Silver Bow has or may have against Carl Hansen or his affiliates arising out of his termination.

Notwithstanding anything else in this Letter Agreement, to the extent Carl Hansen and Swansea Holdings Inc. have authority to do so, this termination and settlement shall not trigger or constitute an event requiring repayment or creating additional obligations under the convertible loan agreement dated February 2, 2024 between Blackjack, Swansea Holdings Inc., SBX Consultores LTDA., and Bruce D. Reid.

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IN WITNESS WHEREOF the parties have each signed this Termination Settlement Letter Agreement, made effective as of January 27, 2025.

BLACKJACK SILVER CORP.

by its authorized signatory:

/s/ Travis Naugle
Travis Naugle, CEO

/s/ Carl Hansen
Carl Hansen